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                                                                    Exhibit 99.1

                             Accountant's Statement

March 17, 2005


The Enstar Group, Inc.
401 Madison Avenue
Montgomery, Alabama 36104

Ladies and Gentlemen:

Pursuant to Rule 12b-25 of the General Rules and Regulations under the Securities Exchange Act of 1934, we inform you that we have been furnished a copy of Form 12b-25, to be filed by The Enstar Group, Inc. on or about March 17, 2005, which contains notification of the Company's inability to file its Form 10-K by March 16, 2005. We have read the Company's statements contained in Part III therein and we agree with the stated reason as to why we have been unable to issue our audit report to be included in the Company's Form 10-K.


/s/ Deloitte & Touche LLP

Birmingham, Alabama